Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, May 22, 2014	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES OFFICER CHANGES

Norm Linnell, VP, General Counsel and Secretary, retiring on August 1st;

Amy Becker promoted to VP, General Counsel and Secretary, effective August 1st

MINNEAPOLIS, May 22, 2014 -- Donaldson Company, Inc. (NYSE: DCI), announced today that Norm Linnell, Vice President, General Counsel and Corporate Secretary, will be retiring on August 1st. Linnell, 54, joined Donaldson in 1996 as General Counsel and Secretary and was promoted to Vice President in 2000. During Linnell’s tenure, he played a key role in supporting the Company’s growth including its significant international expansions and the DCE and Ultrafilter acquisitions. He also was instrumental in helping the Company through the changes in corporate governance with the implementation of Sarbanes-Oxley.

“I congratulate Norm on his upcoming retirement and thank him for his strong support of me in my role,” said Bill Cook, Donaldson’s CEO. “Norm’s leadership, legal expertise, and can-do personality have helped make our Legal Group an integral part of my management team.”

As part of the Company’s succession planning process, Amy Becker will be promoted to Vice President, General Counsel and Corporate Secretary, effective August 1st. Becker, 49, is currently Assistant General Counsel. Becker joined Donaldson in 1998 and was promoted to her current position in 2001. During her 16 years with the Company, Becker has been instrumental in building Donaldson’s intellectual property, litigation, and compliance functions. Prior to joining Donaldson, Becker was an attorney for Dorsey and Whitney, LLP and was a project manager and corporate counsel for Harmon Ltd. Becker holds Bachelor of Business Administration, MBA, and JD degrees from the University of South Dakota.

“Amy’s leadership in developing our legal strategy for establishing and defending our technology assets have been a key part of our Strategic Growth Plans,” said Bill Cook. “Amy’s passion for our business and her collaborative efforts with our leaders across the globe make her ideally suited for this new role.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,300 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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